EXHIBIT 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Vice President Finance and Assistant Treasurer
Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:          August 3, 2006

SKYWEST ANNOUNCES SECOND QUARTER 2006 EARNINGS

St. George, Utah—SkyWest, Inc. (NASDAQ: SKYW) today reported operating revenues of $790.4 million for the quarter ended June 30, 2006, a 105.8% increase, compared to $384.0 million for the same period last year.  The Company also reported net income of $39.3 million for the quarter ended June 30, 2006, or $0.62 per diluted share, compared to $24.8 million of net income or $0.42 per diluted share for the same period last year. These results also include the impact of SkyWest’s secondary offering of common stock, completed April 17, 2006, wherein SkyWest issued 4,000,000 shares of common stock, which increased the fully-diluted weighted average shares by 5.5% for the quarter ended June 30, 2006.  Additionally, these results include the effect of SkyWest’s adoption of FASB Statement No. 123(R), Share-Based Payments (“SFAS 123 (R)”), effective January 1, 2006.

SkyWest also reported operating revenues of $1.53 billion for the six months ended June 30, 2006, a 111.7% increase, compared to $724.3 million for the same period last year.  The Company also reported net income of $73.9 million for the six months ended June 30, 2006, or $1.19 per diluted share, compared to $43.5 million of net income or $0.75 per diluted share for the same period last year. These year-to-date results also include the impact of SkyWest’s secondary offering of common stock, which increased the fully-diluted weighted average shares by 2.7% for the six months ended June 30, 2006.  SkyWest’s financial results for the six months ended June 30, 2006 also include the effect of SkyWest’s adoption of SFAS 123(R) effective January 1, 2006.

The primary items of significance affecting the second quarter of 2006 are outlined below:

On September 7, 2005, SkyWest completed the acquisition of Atlantic Southeast Airlines, Inc. (“ASA”) from Delta Air Lines, Inc. As a result of the acquisition, ASA became a wholly-owned subsidiary of SkyWest and SkyWest’s consolidated operations and financial results for periods subsequent to September 7, 2005 include the financial and operating results of ASA (including the addition of 153 aircraft operated by ASA for such periods). Primarily due to the ASA acquisition, SkyWest experienced significant increases in the size of its fleet, operating statistics and financial results.

Total operating revenues for the second quarter of 2006 increased primarily as a result of a 99.9% increase in available seat miles (ASMs).  Operating revenues were positively impacted by a 3.3% increase in revenue per available seat mile and by increased fuel cost reimbursements by the Company’s major partners that are recorded as operating revenues under contract flying arrangements.

Total operating expenses and interest per ASM for the second quarter of 2006, excluding fuel charges of $263.9 million or $0.052 per ASM, decreased approximately 3.2% to $0.092 from $0.095 for the same quarter of 2005.  The decrease was primarily the result of acquiring 25 larger and newer regional jet aircraft since June 30, 2005.

Total ASMs for the second quarter of 2006 increased 99.9% from the second quarter of 2005, primarily as a result of the Company increasing its fleet size to 397 aircraft as of June 30, 2006, from 223 aircraft as of June 30, 2005.  During the quarter, the Company took delivery of two CRJ 200 aircraft and financed them through permanent third-party long-term operating leases.  At June 30, 2006, the Company’s fleet consisted of: 323 regional jets (205 Delta, and 118 United); 62 EMB-120 aircraft (48 United, and 14 Delta); and 12 ATR72 aircraft (all Delta).  During the second quarter of 2006 the Company generated 5.07 billion ASMs, compared to 2.54 billion ASMs during the same period of 2005.

SkyWest’s adoption of SFAS 123(R) effective January 1, 2006 resulted in approximately $3.1 million ($2.2 million after tax) of expense for the quarter ended June 30, 2006.  SkyWest anticipates that future expenses attributable to SkyWest’s adoption of SFAS 123(R) will be contingent upon the amount of future option or stock grants that are made by the Company.

On April 17, 2006, SkyWest completed a public offering of 4,000,000 shares of common stock at a price of $26.05 per share.  SkyWest received approximately $99.3 million in net proceeds from the offering, and used the proceeds to pay off two revolving lines of credit, to provide working capital and for general corporate purposes.

At June 30, 2006 SkyWest had $429.8 million in cash and marketable securities compared to $324.5 million as of December 31, 2005.  The Company’s long-term debt increased to $1.47 billion as of June 30, 2006, compared to $1.42 billion at December 31, 2005, consistent with the Company’s refinancing arrangements on aircraft and making normal recurring debt payments. The Company has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on the Company’s consolidated balance sheets.  At a 7.39% discount factor, the present value of these lease obligations was approximately $2.1 billion as of June 30, 2006.

Under the Company’s United Express agreement, specific amounts are included in the rates charged for mature maintenance on regional jet aircraft engines that the Company records as revenue.  However, consistent with the Company’s time and material maintenance policy, as more fully described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, the Company records maintenance expense on its CRJ200 regional jet aircraft engines as the maintenance events occur.  As a result, during the second quarter of 2006, the Company collected and recorded as revenue $6.9 million (pretax) related to maintenance expense under its United Express agreement which is net of any regional jet engine maintenance overhauls.

SkyWest Airlines has been ranked the number one on-time mainland carrier by the Department of Transportation for 2003 through 2005.  SkyWest Airlines was also recently awarded the FAA’s Aviation Maintenance Technician (AMT) Gold Award for 2005. Additionally during 2005, ASA received the FAA Aviation Maintenance Diamond Award.

SkyWest Airlines, based in St. George, Utah, and ASA, based in Atlanta, Georgia, are wholly-owned subsidiaries of SkyWest.  SkyWest Airlines operates as United Express and Delta Connection carriers under contractual agreements with United Airlines and Delta Air Lines. ASA operates as a Delta Connection carrier under a contractual agreement with Delta Air Lines. System-wide, SkyWest serves a total of approximately 239 cities in the United States, Canada, Mexico and the Caribbean, with approximately 2,512 daily departures. This press release and additional information regarding SkyWest can be accessed at www.skywest.com.

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: Delta’s bankruptcy proceedings; the failure to integrate the operations and employees of SkyWest and ASA and achieve the anticipated synergies as a result of the acquisition; the failure to successfully operate as anticipated under the terms of the Delta Connection Agreements; the impact of negotiations with ASA’s organized labor forces and the impact of the costs of such labor forces on SkyWest’s operations and financial condition; the failure to accurately forecast acquisition-related costs; and the challenges of competing successfully in a highly competitive and rapidly changing industry.  Other factors that may cause actual results to vary from SkyWest’s expectations include developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest and its major partners regarding their contractual relationships; variations in market and economic conditions; employee relations and labor costs;  rapidly escalating fuel costs; the degree and nature of competition; potential fuel shortages in markets where SkyWest Airlines or ASA operates; the impact of weather-related or other natural disasters on air travel and airline costs; the ability of SkyWest Airlines and ASA to expand services in new and existing markets and to maintain profit margins in the face of pricing pressures; aircraft deliveries; SkyWest’s ability to obtain financing; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including the section of SkyWest’s Annual Report on form 10-K, entitled “Risk Factors.”

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SKYWEST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars and Shares in Thousands, Except per Share Amounts)-
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Operating revenues:
Passenger	$784,332	$378,243	$1,518,758	$713,799
Ground handling and other	6,072	5,800	14,501	10,536
	790,404	384,043	1,533,259	724,335
Operating expenses:
Flying operations	442,731	208,356	841,197	386,372
Customer service	99,390	55,984	199,066	111,761
Maintenance	73,779	34,349	152,090	66,381
Depreciation and amortization	47,262	21,611	92,751	42,642
General and administrative	37,621	19,147	75,671	38,136
	700,783	339,447	1,360,775	645,292
Operating income	89,621	44,596	172,484	79,043
Other income (expense):
Interest income	4,225	3,381	7,132	6,343
Interest expense	(28,519	(7,392)	(57,062)	(14,037)
Gain (loss) on sale of property and equipment	13	—	(1,084)	—
	(24,281)	(4,011)	(51,014)	(7,694)
Income before income taxes	65,340	40,585	121,470	71,349
Provision for income taxes	26,054	15,828	47,596	27,826
Net income	$39,286	$24,757	$73,874	$43,523

Basic earnings per share	$0.62	$0.43	$1.21	$0.75
Diluted earnings per share	$0.62	$0.42	$1.19	$0.75
Weighted average common shares:
Basic	62,970	57,671	61,044	57,670
Diluted	63,501	58,323	61,959	58,260

Unaudited Operating Highlights

Operating Highlights	Three Months Ended June 30,			Six Months Ended June 30,
	2006	2005	% Change	2006	2005	% Change

Passengers carried	8,144,992	4,149,351	96.3	15,553,706	7,869,727	97.6
Revenue passenger miles (000)	4,054,909	1,910,017	112.3	7,701,308	3,542,444	117.4
Available seat miles (000)	5,070,300	2,536,065	99.9	9,772,278	4,766,166	105.0
Passenger load factor	80.0%	75.3%	4.7 pts	78.8%	74.3%	4.5 pts
Passenger breakeven load factor	73.8%	68.0%	5.8 pts	72.9%	67.6%	5.3 pts
Yield per revenue passenger mile	$0.193	$0.198	(2.5)	$0.197	$0.201	(2.0)
Revenue per available seat mile	$0.156	$0.151	3.3	$0.157	$0.152	3.3
Cost per available seat mile	$0.144	$0.137	5.1	$0.145	$0.138	5.1
Fuel cost per available seat mile	$0.052	$0.042	23.8	$0.050	$0.039	28.2
Average passenger trip length	498	460	8.3	495	450	10.0
Block hours	321,422	177,477	81.1	627,056	342,682	83.0
Departures	213,358	132,042	61.6	416,427	256,675	62.2